Certificate of Conversion

For

“Other Business Entity”

Into

Florida Profit Corporation

The Certificate of Conversion And attached Articles of Incorporation are submitted to convert the following “Other Business Entity” into a Florida Profit Corporation in accordance with s.607.115, Florida Statutes.

1. The name of the “Other Business Entity” immediately prior to the filing of the Certificate of Conversion is NUTRAFUELS, LLC. - L10000035718

2. The “Other Business Entity” is a limited liability company first organized, formed or incorporated under the laws of Florida on April 1, 2010.

3. In the jurisdiction of the “Other Business Entity” was changed, the state or county under the laws of which it is now organized, formed or incorporated: Not Applicable.

4. The name of the Florida Profit Corporation as set forth in the attached Articles of Incorporation is NutraFuels, Inc.

5. This Certificate of Conversation shall be effective upon filing with the Florida Secretary of State.

6. The conversion is permitted by the applicable law(s) governing the “Other Business Entity” and the Conversion complies with such law(s) and the requirements of s607.115F.S. in effecting the Conversion.

7. The “Other Business Entity” currently exists on the official records of the jurisdiction under which it is currently organized, formed, incorporated.

Signed this 30th day of November 2017

Required Signature for Florida Profit Corporation:

Individual signing affirms that the facts stated in the document are true.  Any false information constitutes a third-degree felony as provided for in s817.155 F.S.

Signature /s/     Edgar Ward___

Printed name: Edgar Ward

Title:

            President

Required Signature(s) on behalf of Other Business Entity.  Individuals(s) signing affirm(s) that the facts stated in this document are true.  Any false information constitutes a third-degree felony as provided for in s817.155. F.S. (see below for required signature(s))

Signature /s/ Edgar Ward___

Printed name: Edgar Ward

Title: Managing Member of Nocturnus Vita, L.L.C., a Florida limited Liability company who is the Managing Member of NUTRAFUELS, LLC.